Elizabeth M. Forget and Peter H. Duffy each certify that to his knowledge:

1.	The report on Form N-CSR fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	Information contained in the report on Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the registrant.

By:	/s/ Elizabeth M. Forget	By:	/s/ Peter H. Duffy
Name:	Elizabeth M. Forget	Name:	Peter H. Duffy
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer and Treasurer
Date:	August 28, 2013	Date:	August 28, 2013